Gammon Lake Resources Inc.
Consolidated Financial Statements

March 31, 2006

Gammon Lake Resources Inc.
Contents

Page

Interim Consolidated Balance Sheets	2

Interim Consolidated Statements of Operations and Deficit	3

Interim Consolidated Statements of Cash Flows	4

Notes to the Interim Consolidated Financial Statements	5-13

Gammon Lake Resources Inc.
Interim Consolidated Balance Sheets
	March 31	December 31
	2006	2005
	(Unaudited)

Assets
Current
Cash and cash equivalents	$1,152,580	$6,701,543
Receivables
Commodity taxes	12,638,600	9,558,654
Other	117,024	2,747,728
Prepaids and deposits	443,948	289,736
Inventories:
Supplies	3,493,755	2,056,963
Ore stockpiles	585,957	-
Ore in process	3,381,963	-
Due from related companies (Note 10)	646,716	626,228
	20,460,543	21,980,852

Deposits on capital equipment (Note 3)	326,788	1,762,696
Long term investment (Note 4)	18,411,000	10,632,000
Mining interests and capital assets (Note 5)	257,429,405	224,579,967

	$298,627,736	$258,955,515

Liabilities
Current
Payables and accruals	$18,522,161	$10,552,274
Current portion of long-term debt and capital leases	34,187,011	24,935,455
	52,709,172	35,487,729

Long term debt and capital leases (Note 6)	39,007,240	21,203,828
Employee future benefits (Note 7)	269,581	276,126
Future income taxes	7,035,000	7,336,000
	99,020,993	64,303,683

Shareholders' Equity
Capital stock (Note 8)	233,080,123	218,974,423
Contributed surplus (Note 8)	16,514,639	20,255,579
Deficit	(49,988,019)	(44,577,870)
	199,606,743	194,651,832

	$298,627,736	$258,955,515

Nature of operations and going concern assumption (Note 1)

On behalf of the Board

"Fred George"	Director	"Brad Langille"	Director

See accompanying notes to the consolidated financial statements.

Gammon Lake Resources Inc.
Interim Consolidated Statements of Operations and Deficit

	Three months	Three months
	ended	ended
	March 31, 2006	April 30, 2005
	(Unaudited)	(Unaudited)

Revenues
Revenues from mining operations	$2,088,038	$-

Expenses
Production costs	3,634,615	-
Refining costs	13,392	-
General and administrative	2,681,698	2,608,931
Amortization & Depletion	795,906	125,948
Interest	494,344	-

	7,619,955	2,734,879

Loss before other items	(5,531,917)	(2,172,046)

Foreign exchange (loss)/gain	(579,547)	258,658
Gain/(loss) on equity investment	404,000	(298,000)
Interest and sundry	168,237	562,383

	(7,310)	(39,342)

Loss before income taxes	$(5,539,227)	$(2,211,388)

Income taxes (recovery)	(129,078)	64,664

Net loss	$(5,410,149)	$(2,276,052)

Loss per share (Note 9)	$(0.07)	$(0.03)

Deficit, beginning of period	$(44,577,870)	$(27,124,579)

Net loss	(5,410,149)	(2,276,052)

Deficit, end of period	$(49,988,019)	$(29,400,631)

See accompanying notes to the consolidated financial statements.

Gammon Lake Resources Inc.
Interim Consolidated Statements of Cash Flows
	Three months	Three months
	ended	ended
	March 31, 2006	April 30, 2005
	(Unaudited)	(Unaudited)

Decrease in cash and cash equivalents

Operating
Net loss	$(5,410,149)	$(2,276,052)
Amortization & Depletion	795,906	125,948
Unrealized foreign exchange loss/(gain)	208,732	(258,658)
Stock option expense	-	1,478,080
Future income tax recovery	(129,078)	45,844
Accrued interest on long term debt	101,575	-
(Gain)/loss on long term equity investment	(404,000)	298,000
Change in non-cash operating working capital (Note 11)	(4,172,589)	1,044,439

	(9,009,603)	457,601

Investing
Acquisition of investment	(7,375,000)	-
Advances to related companies	(20,488)	(51,882)
Expenditures on mining interests and related deferred costs and acquisition of capital assets	(26,075,125)	(26,439,290)
	(33,470,613)	(26,491,172)

Financing
Repayment of capital lease	(226,082)	-
Increase in long-term debt	26,792,275	-
Proceeds from exercise of options	10,365,060	-
	36,931,253	-
Net decrease in cash and
cash equivalents	(5,548,963)	(26,033,571)

Cash and cash equivalents
Beginning of period	6,701,543	99,388,084

End of period	$1,152,580	$73,354,313

See accompanying notes to the consolidated financial statements.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
December 31, 2005
(Unaudited)

1. Nature of operations and going concern assumption

Gammon Lake Resources Inc. (the "Company") is a publicly traded company, engaged in the acquisition, exploration and development of resource properties in Canada and Mexico. The Company is continued under Part 1A of the Companies Act (Quebec) and its common shares are listed on the Toronto Stock Exchange (TSX:GAM) and the American Stock Exchange (AMEX:GRS).

The Company has changed its year-end from July 31 to December 31, and is reporting for the first quarter ended March 31, 2006. The reason for the change of year-end is to make the reporting period of the Company consistent with other emerging precious metal producing issuers.

These financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Company is in the advanced stages of construction of the mill at the Ocampo Mine. The Company has been crushing ore since January 3, 2006 and produced its first dore bar on February 1, 2006. The Company has completed all the necessary construction to run its crushing facilities and heap leach pad. During the quarter, the Company realized revenue from the sale of dore bars and has expensed costs related to the production of gold and silver. The current debt agreement with Scotia Capital impose covenant requirements , and current forecasts indicate the Company may be in default of certain covenants on December 31, 2006. The Company is in the advanced stages of negotiations with Scotia Capital and Societe Generale in order to increase the debt facility in order to fund remaining construction costs, general corporate overhead, exploration and development programs, along with increasing the terms of repayment and renegotiating the related covenants. The Company will need to raise additional funds over and above amounts raised to date to complete the acquisition, exploration and development of its interests and, while it has been successful in doing so in the past, there can be no assurance that it will be able to do so in the future.

If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reporting revenues and expenses, and the balance sheet classifications used

2. Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements are prepared by management in accordance with Canadian generally accepted accounting principles (GAAP), and have been prepared following the same accounting policies and method of computation as the audited financial statements for the period ended December 31, 2005. These interim financial statements should be read in conjunction with the audited financial statements and notes for the year ended December 31, 2005 since they do not include all the disclosures required by GAAP..

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Gammon Lake Resources (NS) Incorporated, Gammon Lake de Mexico S.A. de C.V., Gammon Lake Resources (USA) Inc. and Gammon Lake Resources (Barbados) Inc.

Revenue recognition

Revenue is recognized when: (i) persuasive evidence that a sales arrangement exists; (ii) the risks and rewards of ownership pass to the purchaser including delivery of the product; (iii) the selling price is fixed or determinable, and (iv) collectibility is reasonably assured.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
December 31, 2005
(Unaudited)

2. Summary of significant accounting policies

Sale of the dore bars are recorded at the time of shipping to the third-party refinery. Sales are recorded at estimated values by the Company, and are further adjusted based upon final quality assessment and quotations.

Inventories

Inventories include the cost of ore stockpiles, ore in process and supplies, and are stated at the lower of cost or net realizable value. The cost of gold and silver produced include all costs incurred up until production of an ounce of gold such as mining costs, mine general and administrative expenses, but excluding transportation, refining and taxes.

3. Deposits on capital equipment

The Company has deposits on capital equipment of $326,788 (December 31, 2005 - $1,762,696) relating to the Open-Pit and Underground operations.

4. Long term investment

The market value of the investment in Mexgold Resources Inc. as at March 31, 2006 was $102,074,500 (December 31, 2005 - $53,192,000). On February 26, 2006, the Company exercised 2.95 million warrants to purchase Mexgold common shares at an exercise price of $2.50 each for a total investment of $7,375,000. The Company was successful in obtaining an additional US$7.5 million from Scotia Capital on February 26, 2006 to finance the additional investment.

5. Mining properties and Capital assets

	March 31, 2006			December 31, 2005

	Accumulated		Net Book		Accumulated	Net Book
	Cost	Amortization Value		Cost	Amortization	Value

Mining properties – Ocampo	152,911,589	731,812	152,179,777	150,193,940	-	150,193,940
Equipment under capital lease	4,116,614	122,043	3,994,571	4,116,614	-	4,116,614
Plant and equipment	104,381,365	3,126,308	101,255,057	71,640,793	1,371,380	70,269,413

	$261,409,568	$ 3,980,163	$ 257,429,405	$225,951,347	$ 1,371,380	$224,579,967

The carrying value of mineral properties represents the accumulated costs to date for the acquisition of and exploration and development cost incurred by the Company on its non-producing mineral property located in Ocampo, Mexico. Amortization of tangible capital assets does not commence until they are available at the mine site or in use. Depletion of the mineral properties commenced once the Company began production and are depleted using the unit of production method based on estimated recoverable reserves.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
December 31, 2005
(Unaudited)

6. Obligations under capital lease and long-term debt

Consolidated long-term debt and capital leases:

	March 31	December 31
	2006	2005

a) Total lease payments ending December, 2008	$2,478,092	$2,693,418
b) Other	106,670	117,426
c) Soyopa loan	8,169,700	8,161,300
d) Revolving credit facility	$62,439,789	$35,167,139

	73,194,251	46,139,283

Less: Current portion	34,187,011	24,935,455

	$39,007,240	$21,203,828

The estimated future minimum lease and debt payments under all facilities are as follows:

2006	$34,187,011
2007	$22,930,859
2008	$16,076,381

	March 31	December 31
	2006	2005

a) Total lease payments	$2,849,806	$2,691,333
36 months, Libor + 2.75%, equal payments of principal
and interest of $74,780.52 per month commencing
December 1, 2005

Less: Interest on lease	371,714	268,515

Present value of lease payments	2,478,092	2,693,418

Less: Current portion	909,364	816,793

	$1,568,728	$1,876,625

The Company is obligated under capital leases for mobile equipment. All capital leases agreements provide that the Company can purchase the leased equipment at the end of the lease term for a nominal amount. The estimated future minimum lease payments under the lease are as follows:

2006	$909,364
2007	$971,570
2008	$597,158

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
December 31, 2005
(Unaudited)

6. Obligations under capital lease and long-term debt (continued)

	March 31 2006	December 31 2005

b) Total lease payments	$116,758	$129,383

Less: Interest on lease	10,088	11,957

Present value of lease payments	106,670	117,426

Less: Current portion	44,536	42,827

	$62,134	$74,599

The Company is obligated under capital leases for computer hardware and software for terms ranging from two to three years. All capital lease agreements provide that the Company can purchase the leased equipment for a nominal amount at the end of the leased term. The estimated future minimum lease payments under the lease are as follows:

2006	$44,536
2007	$46,986
2008	$15,148

	March 31 2006	December 31 2005

c) Soyopa loan, non-interest bearing, translated to
Canadian dollars at the balance sheet date.	$8,169,700	$8,161,300

Less: Current portion	$4,084,850	$4,080,650

	$4,084,850	$4,080,650

The long term debt payable to Soyopa is non-interest bearing with terms of repayment as follows:

i.)              US $3,500,000 on or before November 23, 2006;

ii.)             US $3,500,000 on or before November 23, 2007;

iii.)           In the event that the Company has commenced production of gold and/or silver from the mining title acquired prior to November 23, 2006, the Company is required to pay Soyopa US $1,000,000, annually, commencing on the first anniversary of the start of production which will reduce the remaining amount due;

iv.)            In the event the Company sells or transfers title to the concessions to a third party, the US $7,000,000 or the amount remaining, becomes due.

The long term debt is secured by a first charge over certain mineral properties. The estimated future minimum debt payments under the facility are as follows:

2006	$4,084,850
2007	$4,084,850

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
December 31, 2005
(Unaudited)

6. Obligations under capital lease and long-term debt (continued)

	March 31 2006	December 31 2005

d) Revolving credit facility	$62,148,075	$35,167,139

Less: Accrued interest	291,714	190,139

	62,439,789	34,977,000
Less: Current portion	29,148,261	19,995,185

	$33,291,528	$14,981,515

On October 14, 2005, the Company secured a credit facility with Scotia Capital Inc. The facility is secured and consists of a two-year revolving facility of U.S. $40,000,000, and a three year revolving facility of U.S. $27,500,000. Interest is payable at Prime Rate plus 1.25% or in the case of US dollar advances, LIBOR + 2.25%. The Company has met all of the conditions precedent under the facility, and as at March 31, 2006 had drawn U.S. $53,250,000.

The estimated future minimum debt payments under the facility are as follows:

2006	$29,148,261
2007	$17,827,453
2008	$15,464,075

7. Employee future benefits

The Company has commenced accruing employee future benefits for contract workers in Mexico paid through an employment services company. These benefits consist of a one-time payment equivalent to 12 days wages for each year of service (at the employee's most recent salary, but not to exceed twice the legal minimum wage), payable to all employees with 15 or more years of service, as well as to certain employees terminated involuntarily prior to the vesting of their seniority premium benefit. Under Mexican Labour Law, the Company also provides statutorily mandated severance benefits to its employees terminated under certain circumstances. Such benefits consist of a one-time payment of three months wages plus 20 days wages for each year of service payable upon involuntary termination without just cause.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
December 31, 2005
(Unaudited)

8. Capital stock

a) Authorized:
Unlimited number of common shares

Unlimited number of non-cumulative, dividends to be determined by the Board of Directors not to exceed 12%, non-participating, non-voting, Class "A" preferred shares, redeemable at their paid-in value.

Unlimited number of non-cumulative, dividends to be determined by the Board of Directors not to exceed 13%, non-participating, non-voting, Class "B" preferred shares, redeemable at their paid-in value.

Issued and outstanding:
	Number of Common Shares	Ascribed Value

Balance, December 31, 2005	76,370,224	$218,974,423

For cash pursuant to exercise of share purchase options	2,760,500	10,365,060
Fair value of options exercised	-	3,740,640

Balance, March 31, 2006	79,130,724	$233,080,123

b) Contributed Surplus
	March 31 2006	December 31 2005

Contributed surplus at beginning of period	20,255,279	18,728,309

Add: Stock option expense for the period	-	6,598,970
Deduct: Fair value of options exercised	(3,740,600)	(5,072,000

Contributed surplus at end of period	$16,514,639	$20,255,279

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
December 31, 2005
(Unaudited)

8. Capital stock (continued)

Fixed Options
	March 31, 2006		December 31, 2005
	Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding, beginning of period	9,032,000	$4.75	11,389,500	$4.16
Granted	2,000,000 (2)	$10.64	620,000 (1)	$9.05
Exercised	(2,760,500)	$(3.75)	(2,977,500)	$(3.28)

Outstanding, end of period	8,217,500	$6.51	9,032,000	$4.75

Options exercisable, end of period	5,826,500	$4.90	8,587,000	$4.56

(1) Included 445,000 options subject to shareholder approval.
(2) Includes 2,000,000 options subject to shareholder approval.

During the three months ended March 31, 2006, Employees, Consultants, Officers and Directors of the Company exercised 2,760,500 options for total proceeds of $10,365,060. Set forth below is a summary of the outstanding options to purchase common shares as at March 31, 2006.

Option Price	Options Outstanding			Options Exercisable
	Number outstanding	Weighted average exercise price	Weighted average remaining contractual life (yrs)	Number exercisable	Weighted average exercise price

$ 0.51 - $ 1.00	90,000	$ 0.75	0.86	90,000	$ 0.75

$ 1.01 - $ 1.50	45,000	$ 1.23	0.88	45,000	$ 1.23

$ 2.51 - $ 3.00	1,575,000	$ 2.60	2.26	1,575,000	$ 2.60

$ 5.01 - $ 5.50	2,260,000	$ 5.45	2.85	2,260,000	$ 5.45

$ 6.01 - $ 6.50	1,616,500	$ 6.12	3.86	1,616,500	$ 6.12

$ 7.01 - $ 7.50	25,000	$ 7.00	0.38	25,000	$ 7.00

$ 7.51 - $ 8.00	50,000	$ 7.94	3.12	50,000	$ 7.94

$9.00 – $9.05	520,000	$9.05	4.59	75,000	$9.05

$9.51 - $10.00	90,000	$10.00	3.87	90,000	$10.00

$10.51 - $10.64	2,000,000	$10.64	4.69	-	$10.64

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
December 31, 2005
(Unaudited)

9. Loss per share

Loss per share is calculated based on the weighted average number of shares outstanding during the period ended March 31, 2006 of 78,880,874 (April 30, 2005 – 66,002,431)

Diluted earnings (loss) per share is based on the assumption that options under the stock options plan and warrants have been exercised on the later of the beginning of the year and the date granted. The diluted weighted average number of shares for the period ended March 31, 2006 and April 30, 2005 were not presented, as all factors are anti-dilutive.

10. Related party transactions

10. Related party transactions

The Company has the following amounts owing from related companies for general overheads paid for by Gammon Lake Resources Inc. Gammon Lake Resources Inc. and Mexgold Resources Inc. share the same office premises in Canada and Mexico, and Gammon Lake Resources Inc. pays for the common costs and invoices Mexgold Resources Inc. on a quarterly basis:

	March 31	December 31
	2006	2005

Due from related companies	$646,716	$626,228

The Company paid the following amounts to directors for services other than their capacity as directors, and companies controlled by or related to directors. The Company also pays a third party company related to a director for the provision of workers in our Mexican operations, and pays a markup of cost plus 10%.

	March 31	December 31
	2006	2005

Management fees	$-	$150,737
Mineral property exploration
expenditures	6,701,386	4,831,617

	$6,701,386	$4,982,354

The Company received the following amounts from related companies:

Professional fees	$25,200	$17,390
Travel	79,970	45,522
General & Administrative	186,437	35,198

	$291,607	$98,110

All related party transactions which occur in the normal course of operations are recorded at the exchange amount. During the period, Gammon charged a management fee to Mexgold Resources Inc. to recover expenditures related to professional fees, travel, and general and administrative expenses. The amounts due from Mexgold Resources Inc. are non-interest bearing with no fixed term of repayment.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
December 31, 2005
(Unaudited)

11. Supplemental cash flow information

March 31 2006

Change in non-cash working capital:
Receivables	$(449,242)
Prepaids and deposits	(154,212)
Inventory	(3,591,833)
Payables and accruals	22,698

$(4,172,589)

12. Comparative figures

Certain of the comparative figures as at December 31, 2005 and April 30, 2005 have been restated to conform with existing account classification adopted for the current quarter.